Exhibit 99




Contact:  Mark A. Steinkrauss, Vice President - Corporate Relations at TDS
          (312) 630-1900  email:  mark.steinkrauss@teldta.com


FOR RELEASE:  IMMEDIATE

                      TDS WITHDRAWS TRACKING STOCK OFFERS:
                        TDS WILL NOT ACQUIRE AERL SHARES

December 18, 1998, Chicago, Illinois - Aerial Communications, Inc. [NASDAQ:AERL] announced that the offer it received from its parent company, Telephone and Data Systems, Inc. [AMEX:TDS], to acquire all of the outstanding Common Shares of AERL not already owned by TDS, has been withdrawn. Under the TDS offer, made in December 1997, the public shareholders of AERL, who currently own 17.7% of the common equity of AERL, would have exchanged such shares for shares of tracking stock related to the business of AERL. Because the offer to acquire AERL shares has been withdrawn, the Special Committee at AERL created to review the offer will be dissolved.

TDS said today that it is pursuing a tax-free spin-off of its 82.3% interest in AERL, as well as reviewing other alternatives. TDS intends to ask the Internal Revenue Service (IRS) to rule on the tax-free status of such a distribution. There are a number of conditions that must be met for a spin-off to occur, including receipt of a favorable IRS ruling, final approval by the TDS Board of Directors, certain government and third party approvals and review by the Securities and Exchange Commission (SEC) of appropriate SEC filings. Prior to any spin-off, it is expected that TDS would assist AERL in seeking additional financing so that AERL would have the appropriate capitalization to operate as a stand-alone entity. In connection with such financing, it is anticipated that a substantial amount of AERL's debt to TDS may be converted into equity. TDS intends to seek shareholder approval of a proposal to distribute AERL Series A Common Shares, on a pro-rata basis, to holders of TDS Series A Common Shares and AERL Common Shares, on a pro-rata basis, to holders of TDS Common Shares. There can be no assurance that a spin-off will be consummated or that other alternatives will not be pursued.

Except for the historical and factual information presented, other information set forth in this news release represents forward-looking statements, including all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in technology that might effect the Company's services; changes in Delaware law; potential litigation; and changes in market conditions. Investors are encouraged to consider these and other risks and uncertainties which are discussed in documents filed by the Company with the Securities and Exchange Commission.


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Aerial  Communications,  headquartered  in  Chicago,  holds  licenses to provide personal communications services (PCS) service in areas covering 27.6 million of
the  U.S.  population.   Aerial's  markets  include  Columbus  (Ohio),  Houston,
Minneapolis, Kansas City, Pittsburgh and Tampa/Orlando/St. Petersburg.


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